Exhibit 99.1

Exterran Corporation Announces Second Quarter 2021 Results

Second Quarter Results In-Line with Expectations; Year over Year Adjusted EBITDA Increased over 40%
Reiterate Full Year Adjusted EBITDA Guidance of $150-160 million
Update on Capital Structure Review

HOUSTON, August 9, 2021 - Exterran Corporation (NYSE: EXTN) (“Exterran” or the “Company”) today reported second quarter financial results.

Andrew Way, Exterran’s President and Chief Executive Officer commented:

“Our global teams continue to execute well despite continued COVID related challenges, particularly in the Eastern Hemisphere. Commercially our teams are building strong customer relationships and a growing pipeline of opportunities. We are tracking over $3.5 billion in total opportunities between our natural gas and water product lines, and are working diligently to convert at least one more Contract Operations project to an order this year. We continue to expect a 15% compounded annual growth in our adjusted EBITDA over the next two years given this strong pipeline.

With the recent surge in COVID cases related to the Delta variant, we continue to closely monitor the supply chain side of our business, particularly with regard to the movement of both people and equipment, as we ramp up construction of large projects. That said, even with the challenges we faced, we were able to deliver results in-line with expectations and continue to have line of sight to adjusted EBITDA for the full year between $150-160 million.

Lastly, I would like to give you all an update on the proactive strategic capital structure review we commenced after our first quarter earnings conference call, to better position the Company to take full advantage of our commercial pipeline. Management and the Board have made great strides over this time diligently assessing the business, the needs, and the best path or paths forward for the organization. I am sure you all can appreciate the time and effort these undertakings require and this remains the top priority of the Board over the coming quarter.”

Net loss from continuing operations was $35.1 million, or $1.06 per share, on revenue of $146.2 million for the second quarter of 2021. This compares to net loss from continuing operations of $29.0 million, or $0.88 per share, on revenue of $136.2 million for the first quarter of 2021 and net loss from continuing operations of $19.3 million, or $0.59 per share, on revenue of $131.1 million for the second quarter of 2020. Net loss was $35.2 million for the second quarter of 2021, as compared to net loss of $29.9 million for the first quarter of 2021 and net loss of $31.9 million for the second quarter of 2020. EBITDA, as adjusted, was $35.1 million for the second quarter of 2021, as compared to $33.1 million for the first quarter of 2021 and $24.9 million for the second quarter of 2020. Loss before taxes was $26.2 million as compared to loss before taxes of $21.5 million for the first quarter of 2021 and loss before taxes of $15.4 million for the second quarter of 2020.

Selling, general and administrative expenses were $33.6 million in the second quarter of 2021, as compared with $32.6 million in the first quarter of 2021 and $31.5 million in the second quarter of 2020.

Contract Operations Segment
Contract operations revenue in the second quarter of 2021 was $87.5 million, an 8% increase from the first quarter of 2021 revenue of $81.0 million and a 12% increase from the second quarter of 2020 revenue of $77.9 million.

Contract operations adjusted gross margin in the second quarter of 2021 was $59.7 million, a 4% increase from the first quarter of 2021 adjusted gross margin of $57.7 million and 10% increase from the second quarter of 2020 adjusted gross margin of $54.2 million. Adjusted gross margin percentage in the second quarter of 2021 was 68%, as compared with 71% in the first quarter of 2021 and 70% in the second quarter of 2020.

Revenue increased sequentially primarily due to the acceleration of deferred revenue, increased productivity and better operating efficiencies. Margins declined to more normalized level during the quarter, but also incurred some additional maintenance costs.

Aftermarket Services Segment
Aftermarket services revenue in the second quarter of 2021 was $29.4 million, a 17% increase from the first quarter of 2021 revenue of $25.1 million and an 18% increase from the second quarter of 2020 revenue of $25.0 million.

Aftermarket services adjusted gross margin in the second quarter of 2021 was $6.0 million, a 17% increase from the first quarter of 2021 adjusted gross margin of $5.1 million and flat with the second quarter of 2020 adjusted gross margin of $6.0 million. Adjusted gross margin percentage in the second quarter of 2021 was 20%, as compared with 20% in the first quarter of 2021 and 24% in the second quarter of 2020.

Revenue increased sequentially as first quarter seasonality abated, while adjusted margin was flat given consistent mix.

Product Sales Segment
Product sales revenue in the second quarter of 2021 was $29.3 million, a 2% decrease from the first quarter of 2021 revenue of $30.0 million, and a 4% increase from the second quarter of 2020 revenue of $28.1 million.

Product sales adjusted gross margin in the second quarter of 2021 was $2.2 million, a decrease from the first quarter of 2021 adjusted gross margin of $4.5 million and an increase as compared to the second quarter of 2020 adjusted gross margin of $(4.3) million. Adjusted gross margin percentage in the second quarter of 2021 was 7%, as compared with 15% in the first quarter of 2021 and (15)% in the second quarter of 2020.

Revenue was relatively flat sequentially as COVID related project delays continued in the Eastern Hemisphere. Adjusted gross margin percent decreased for the quarter due to higher under absorption.

Product sales backlog was $410.8 million at June 30, 2021, as compared to $445.1 million at March 31, 2021 and $547.2 million at June 30, 2020.

Conference Call Information
The Company will host a conference call at 10:00 a.m. Central Time on Tuesday, August 10, 2021. The call can be accessed from the Company’s website at www.exterran.com or by telephone at 877-524-8416. For those who cannot listen to the live call, a telephonic replay will be available through May 11, 2021 and may be accessed by calling 877-660-6853 and using the pass code 13721466. A presentation will also be posted on the Company’s website prior to the conference call.

About Exterran Corporation
Exterran Corporation (NYSE: EXTN) is a global systems and process company offering solutions in the oil, gas, water and power markets. We are a leader in natural gas processing and treatment and compression products and services, providing critical midstream infrastructure solutions to customers throughout the world. Exterran Corporation is headquartered in Houston, Texas and operates in approximately 25 countries.

For more information, contact:
Blake Hancock, Vice President of Investor Relations, at 281-854-3043
Or visit www.exterran.com

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Non-GAAP and Other Financial Information
Adjusted gross margin is defined as revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin percentage is defined as gross margin divided by revenue. The Company evaluates the performance of its segments based on gross margin for each segment.

EBITDA, as adjusted, a non-GAAP measure, is defined as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs), depreciation and amortization expense, impairment charges, restructuring and other charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs, gain on extinguishment of debt and other items.

Adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share, non-GAAP measures, are defined as net income (loss) and earnings per share, excluding the impact of income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), impairment charges (net of tax), restructuring and other charges (net of tax), gain on extinguishment of debt, the effect of income tax adjustments that are outside of the Company’s anticipated effective tax rates and other items.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking information in this release include, but are not limited to: Exterran’s financial and operational strategies and ability to successfully effect those strategies; Exterran’s expectations regarding future economic and market conditions; the expected impact of COVID-19 on Exterran’s business; and Exterran’s financial and operational outlook and guidance, and ability to fulfill that outlook and guidance;

These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran’s control, which could cause actual results to differ materially from such statements. As a result, any such forward-looking statements are not guarantees of future performance or results. While Exterran believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: conditions in the oil and natural gas industry, including a sustained imbalance in the level of supply or demand for oil or natural gas or a sustained low price of oil or natural gas, which could depress or reduce the demand or pricing for Exterran’s natural gas compression and oil and natural gas production and processing equipment and services; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; economic or political conditions in the countries in which Exterran does business, including civil developments such as uprisings, riots, terrorism, kidnappings, violence associated with drug cartels, legislative changes and the expropriation, confiscation or nationalization of property without fair compensation; risks associated with natural disasters, pandemics and other public health crisis, and other catastrophic events outside of Exterran’s control, including the impact of, and the response to, the ongoing COVID-19 pandemic; changes in currency exchange rates, including the risk of currency devaluations by foreign governments, and restrictions on currency repatriation; risks associated with cyber-based attacks or network security breaches; changes in international trade relationships, including the imposition of trade restrictions or tariffs relating to any materials or products (such as aluminum and steel) used in the operation of Exterran’s business; risks associated with Exterran’s operations, such as equipment defects and equipment malfunctions, environmental discharges; the risk that counterparties will not perform their obligations under their contracts with Exterran or other changes that could impact Exterran’s ability to recover its fixed asset investment; the financial condition of Exterran’s customers; Exterran’s ability to timely and cost-effectively obtain components necessary to conduct its business; employment and workforce factors, including Exterran’s ability to hire, train and retain key employees; Exterran’s ability to implement its business and financial objectives, including: (i) winning profitable new business, (ii) timely and cost-effective execution of projects, (iii) enhancing or maintaining Exterran’s asset utilization, particularly with respect to its fleet of compressors and other assets, (iv) integrating acquired businesses, (v) generating sufficient cash to satisfy Exterran’s operating needs, existing capital commitments and other contractual cash obligations, including Exterran’s debt obligations, and (vi) accessing the financial markets at an acceptable cost; Exterran’s ability to accurately estimate its costs and time required under its fixed price contracts; liability related to the use of Exterran’s products, solutions and services; changes in governmental safety, health, environmental or other regulations, which could require Exterran to make significant expenditures; and risks associated with Exterran’s level of indebtedness and ability to fund its business.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran’s Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website www.sec.gov. A discussion of these risks is expressly incorporated by reference into this release. Except as required by law, Exterran expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

EXTERRAN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Revenues:
Contract operations	$87,498	$81,014	$77,945
Aftermarket services	29,401	25,120	24,993
Product sales	29,300	30,030	28,119
	146,199	136,164	131,057
Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	27,764	23,344	23,746
Aftermarket services	23,422	20,012	19,020
Product sales	27,109	25,573	32,387
Selling, general and administrative	33,630	32,631	31,530
Depreciation and amortization	45,709	42,499	32,306
Impairment	7,959	—	—
Restructuring and other charges	(370)	624	3,105
Interest expense	10,357	9,964	9,638
Gain on extinguishment of debt	—	—	(2,644)
Other (income) expense, net	(3,159)	3,061	(2,641)
	172,421	157,708	146,447
Loss before income taxes	(26,222)	(21,544)	(15,390)
Provision for income taxes	8,836	7,456	3,895
Loss from continuing operations	(35,058)	(29,000)	(19,285)
Loss from discontinued operations, net of tax	(156)	(873)	(12,604)
Net loss	$(35,214)	$(29,873)	$(31,889)

Basic and diluted net loss per common share:
Loss from continuing operations per common share	$(1.06)	$(0.88)	$(0.59)
Loss from discontinued operations per common share	(0.01)	(0.03)	(0.38)
Net loss per common share	$(1.07)	$(0.91)	$(0.97)

Weighted average common shares outstanding used in net loss per common share:
Basic and diluted	33,056	32,950	32,803

During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

EXTERRAN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2021	December 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$45,493	$40,318
Restricted cash	978	3,410
Accounts receivable, net	202,899	198,028
Inventory	107,788	109,837
Contract assets	32,528	32,642
Other current assets	20,329	19,810
Current assets associated with discontinued operations	21,795	25,325
Total current assets	431,810	429,370
Property, plant and equipment, net	663,137	733,222
Long-term contract assets	17,537	33,563
Operating lease right of use assets	23,012	25,428
Deferred income taxes	6,079	8,866
Intangible and other assets, net	74,893	71,436
Long-term assets associated with discontinued operations	1,687	1,606
Total assets	$1,218,155	$1,303,491

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, trade	$46,375	$60,078
Accrued liabilities	116,693	94,404
Contract liabilities	94,669	100,123
Current operating lease liabilities	5,781	6,340
Current liabilities associated with discontinued operations	4,169	13,707
Total current liabilities	267,687	274,652
Long-term debt	573,307	562,325
Deferred income taxes	1,465	1,014
Long-term contract liabilities	69,804	80,499
Long-term operating lease liabilities	27,945	29,868
Other long-term liabilities	43,539	57,159
Long-term liabilities associated with discontinued operations	1,267	2,142
Total liabilities	985,014	1,007,659
Total stockholders’ equity	233,141	295,832
Total liabilities and stockholders’ equity	$1,218,155	$1,303,491

During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

EXTERRAN CORPORATION
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except percentages)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Revenues:
Contract operations	$87,498	$81,014	$77,945
Aftermarket services	29,401	25,120	24,993
Product sales	29,300	30,030	28,119
	$146,199	$136,164	$131,057

Segment Adjusted Gross margin:
Contract operations	$59,734	$57,670	$54,199
Aftermarket services	5,979	5,108	5,973
Product sales	2,191	4,457	(4,268)
Total Adjusted Gross margin	$67,904	$67,235	$55,904

Segment Adjusted Gross margin percentage:
Contract operations	68%	71%	70%
Aftermarket services	20%	20%	24%
Product sales	7%	15%	(15)%

Selling, general and administrative	$33,630	$32,631	$31,530
% of revenue	23%	24%	24%

EBITDA, as adjusted	$35,112	$33,054	$24,938
% of revenue	24%	24%	19%

Capital expenditures	$5,284	$7,199	$23,589

Revenue by Geographical Regions:
North America	$3,100	$6,325	$9,354
Latin America	68,592	60,618	58,352
Middle East and Africa	61,979	57,179	52,373
Asia Pacific	12,528	12,042	10,978
Total revenues	$146,199	$136,164	$131,057

	As of
	June 30, 2021	March 31, 2021	June 30, 2020
Contract Operations Backlog:
Contract operations services	$1,186,943	$1,227,654	$1,253,962

Product Sales Backlog:
Compression equipment	$5,800	$12,562	$58,451
Processing and treating equipment	374,173	403,718	453,729
Other product sales	30,817	28,781	35,031
Total product sales backlog	$410,790	$445,061	$547,211

Compression Equipment backlog includes sales to international customers. During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

EXTERRAN CORPORATION
UNAUDITED NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Non-GAAP Financial Information—Reconciliation of total gross margin to Total adjusted gross margin:
Revenues	$146,199	$136,164	$131,057
Cost of sales (excluding depreciation and amortization expense)	78,295	68,929	75,153
Depreciation and amortization(1)	44,017	40,835	30,861
Total gross margin	23,887	26,400	25,043
Depreciation and amortization(1)	44,017	40,835	30,861
Total adjusted gross margin (2)	$67,904	$67,235	$55,904

Non-GAAP Financial Information—Reconciliation of Net loss to EBITDA, as adjusted:
Net loss	$(35,214)	$(29,873)	$(31,889)
Loss from discontinued operations, net of tax	156	873	12,604
Depreciation and amortization	45,709	42,499	32,306
Impairment	7,959	—	—
Restructuring and other charges	(370)	624	3,105
Interest expense	10,357	9,964	9,638
Gain on extinguishment of debt	—	—	(2,644)
(Gain) loss on currency exchange rate remeasurement of intercompany balances	(2,321)	1,511	(2,077)
Provision for income taxes	8,836	7,456	3,895
EBITDA, as adjusted (3)	$35,112	$33,054	$24,938

Non-GAAP Financial Information—Reconciliation of Net loss to Adjusted net loss from continuing operations:
Net loss	$(35,214)	$(29,873)	$(31,889)
Loss from discontinued operations, net of tax	156	873	12,604
Loss from continuing operations	(35,058)	(29,000)	(19,285)
Adjustment for items:
Impairment	7,959	—	—
Restructuring and other charges	(370)	624	3,105
Gain on extinguishment of debt	—	—	(2,644)
Tax impact of adjustments (4)	105	—	—
Adjusted net loss from continuing operations (5)	$(27,364)	$(28,376)	$(18,824)

Diluted loss from continuing operations per common share	$(1.06)	$(0.88)	$(0.59)
Adjustment for items, after-tax, per diluted common share	0.23	0.02	0.02
Diluted adjusted net loss from continuing operations per common share (5) (6)	$(0.83)	$(0.86)	$(0.57)

During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

(1) Represents the portion only attributable to cost of sales.

(2) Management evaluates the performance of each of the Company’s segments based on adjusted gross margin. Total adjusted gross margin, a non-GAAP measure, is included as a supplemental disclosure because it is a primary measure used by our management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations. Management believes total adjusted gross margin is important supplemental information for investors because it focuses on the current performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with our SG&A activities, the impact of our financing methods, restructuring and other charges, gain on extinguishment of debt and income taxes. In addition, the inclusion of depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity.

(3) Management believes EBITDA, as adjusted, is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from outstanding debt), asset base (depreciation and amortization), our subsidiaries’ capital structure (non-cash gains or losses from foreign currency exchange rate changes on intercompany obligations), tax consequences, impairment charges, restructuring and other charges, expensed acquisition costs, gain on extinguishment of debt and other items. Management uses EBITDA, as adjusted, as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, the Company's compensation committee has used EBITDA, as adjusted, in evaluating the performance of the Company and management and in evaluating certain components of executive compensation, including performance-based annual incentive programs.

(4) The tax impacts of adjustments were based on the Company’s statutory tax rates applicable to each item in the appropriate taxing jurisdictions. Using statutory tax rates for presentation of the non-GAAP measures allows a consistent basis for investors to understand financial performance of the Company across historical periods. The overall effective tax rate on adjustments was impacted by the inability to recognize tax benefits from charges in jurisdictions that are in cumulative-loss positions.

(5) Management believes adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share provides useful information to investors because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of impairment charges, restructuring and other charges, expensed acquisition costs, gain on extinguishment of debt and other items not appropriately reflective of our core business.

(6) Diluted adjusted net income (loss) from continuing operations per common share, was computed using the two-class method to determine the net income (loss) per share for each class of common stock and participating security (certain of our restricted stock and restricted stock units) according to participation rights in undistributed earnings.